EXHIBIT 99.1
                    BankFirst Corp Announces Annual Dividend

Knoxville, Tennessee -- (April 17, 2000) -- BankFirst Corporation (Nasdaq: BKFR; www.bankfirst.net) Chairman James L. Clayton announced today at the annual shareholders' meeting a cash dividend of $.08 per share per year. The dividend will be payable on June 1 to shareholders of record as of May 15.

"While future dividends will always be dependent on factors such as BankFirst Corporation's earnings, capital levels and alternative investment opportunities, the Board elected to declare a dividend which is likely to, at a minimum, be sustainable on an annual basis," said Clayton. "The Board has adopted a formal dividend policy and has determined that dividends would be paid on an annual basis."

BankFirst Corporation is an $840 million bank holding company headquartered in Knoxville, Tennessee. It operates 31 offices and 50 ATMs in six East Tennessee counties. Knoxville-based BankFirst has 25 offices and 42 ATMs in Knox, Blount, Jefferson, Loudon and Sevier counties. The First National Bank and Trust Company, based in Athens, has six offices and eight ATMs in McMinn County. The Company offers trust and brokerage services through BankFirst Trust Company, with mortgage services provided through Curtis Mortgage Company.

CONTACT: BankFirst Corporation, Knoxville
         C. David Allen    865-595-1154